Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

December 23, 2009

Board of Directors
Stalar 1, Inc.
317 Madison Avenue, Suite 1520
New York, New York
10017

Dear Sirs:

This letter is to constitute our consent to include the Report of Independent Registered Public Accounting Firm of
Stalar 1, Inc. as of September 30, 2009 in this Form 10-K contemporaneously herewith and subject to any required amendments thereto.

Yours very truly,

/s/ MSCM LLP

MSCM LLP
Chartered Accountants